EXHIBIT 1

Contact:
Icahn Capital LP Susan Gordon (212) 702-4309	Deason Capital Services, LLC Jennifer Cole (214) 378 3600

CARL ICAHN AND DARWIN DEASON RELEASE
OPEN LETTER TO XEROX SHAREHOLDERS

HOPE IS NOT A STRATEGY

New York, New York, March 2, 2018 – Today Carl Icahn and Darwin Deason released the following open letter to shareholders of Xerox Corporation (NYSE: XRX):

Fellow Shareholders:

Earlier this week, the undersigned Darwin Deason, Xerox's third-largest shareholder, requested that the company re-open the window for all shareholders to nominate a full slate of candidates to the board of directors of Xerox (the "Board") in light of, among other things, the fact that Xerox never disclosed the crown-jewel lockup buried for 17 years in the Fuji Xerox joint venture agreements until more than six weeks after the original nomination deadline on December 11, 2017. Yesterday, in an unsurprising turn of events, the Board denied this just request, and in response, this morning Darwin Deason filed an action in the Supreme Court of the State of New York to ensure that Xerox shareholders have the right to nominate a full slate of directors at Xerox's 2018 annual meeting.

We believe the Board has exhibited a clear pattern of failure. Time and again they have failed to understand and deal with important terms in the principal agreements binding the company, failing over and over again to disclose the material terms of those agreements, including the crown-jewel lockup. Similarly, they failed to adequately resolve or respond to the massive accounting scandal at Fuji Xerox, and now, they have once again failed shareholders by playing tactical games with the nomination deadline for the 2018 election of directors. Denying a clearly justified request by Xerox's third largest shareholder to waive the nomination deadline is nothing more than an attempt to avoid showing any modicum of responsibility for the company's shocking lack of material disclosure and failure to comply with law. The principal question for Xerox shareholders faced with this pattern of concealment and legal maneuvering is this: Do we think things will get better when Fuji takes 50.1% control of our company? Can we actually expect things to improve when we are in a completely captive, minority position, represented by former Xerox directors who engineered this entire entrenchment scheme?

There are countless reasons why we – the Xerox shareholders – need to take back control of our company, but the main reason is this: the Board continuously obfuscates the truth in a way that is often insulting to our intelligence. The Board wants us to trust that Fuji will be a benevolent majority shareholder. They urge us to believe that the "strong minority protections" they negotiated on our behalf will be sufficient to prevent Fuji from exploiting and oppressing us. But we believe there is absolutely no reason Xerox shareholders should trust Fuji. Fuji is still reeling from a massive unresolved accounting scandal at its controlled subsidiary, and, from what we can tell, Fuji will still be able to compete with the combined company post-closing. Why would we ever accept being a minority shareholder in a company controlled by a competitor? It's absurd.

Further, while the Board's "Comparison of Value Components" analysis correctly includes a pro forma 49.9% ownership interest in the Fuji Xerox joint venture (not an overstated 62.4% ownership interest, as we previously stated), the Board's underlying valuation methodology is clearly aggressive and overtly inconsistent, which leads to a predicted $45 per share valuation that we believe is outrageously misleading. The primary problem is that the Board admittedly uses a higher multiple (7.5x) when valuing Fuji Xerox (a business that, according to Xerox's recent 10-K, includes "entities for which audited financial statements have not yet been provided") and the purported synergies (which they admit may never even be achieved) than the multiple market analysts assign to stand-alone Xerox (6.0x). The purported justification for this lofty multiple is Fuji Xerox's "exposure to growth markets", but that overly simplistic reasoning conveniently ignores one obvious fact – Fuji Xerox has declining revenue growth and operating profit margin, which means it must be losing share. As Barclays wrote in a recent analyst report about the Board's inconsistent valuation methodology, "exposure to growing end markets alone does not substitute for a lack of efficient execution in [Fuji Xerox]'s operations, especially to a wide margin such as a 7.5x valuation for [Fuji Xerox] and only a 6.0x EV/EBITDA valuation for Xerox."

There are numerous additional problems and inconsistencies in the Board's valuation analysis. For instance, there's no marketability discount factored into the analysis as a result of Xerox shareholders becoming minority owners in the combined company. That is a striking omission considering Xerox itself acknowledges in its recent 10-K that Fuji's "concentrated control…might harm the market price of [the] Common Stock." But the relevant valuation slide ends with perhaps the Board's most disingenuous statement, which implies that there could be additional "multiple expansion over time" that was not included. The truth is that multiple contraction, especially for the Fuji Xerox business that the Board values at a lofty 7.5x projected 2018 EBITDA, is much more likely. As we all know, companies rarely acquire businesses at a higher multiple than their own and begin trading up to the acquisition's multiple. Rather, the best a shareholder can realistically hope for is a blended multiple. Given that Fuji Xerox operates in what Fuji itself describes as an "increasingly severe" competitive environment, has historically lacked efficient execution and will now be led by a management team that has never displayed a capacity to generate revenue growth, even a blended multiple seems like a pipe dream to us. This is particularly true in light of the massive, ongoing accounting scandal at Fuji Xerox, which Xerox acknowledges in its recent 10-K may result in liabilities and government investigations that could have a "material adverse effect" on the company.

Shareholders should not be surprised that the Board's analysis, though not mathematically wrong in the manner we previously stated, is misleading and self-serving. The proposed Fuji scheme is exceedingly complex, which makes the consideration to be received inherently difficult to value and easy to manipulate. And since we're dealing with a Board and company that have historically lacked transparency (for example, not disclosing the joint venture agreements – which they now claim permanently prevent (for all intents and purposes) anyone other than Fuji from ever buying Xerox – from shareholders for the last 17 years), we should not assume that they are conducting themselves in good faith with our best interests in mind. Rather, they are doing what they have always done – burying their heads in the sand and hoping things above ground are better than they actually are.

Hope is not a strategy. We cannot just hope for multiple expansion. We cannot just hope for synergies. We cannot just hope that the massive Fuji Xerox accounting scandal will not result in substantial additional liabilities for Xerox. We cannot just hope that Fuji that will treat us fairly once they are in control of our company. We cannot just hope that combining two companies that have both historically lacked the ability to successfully integrate acquisitions or efficiently operate their businesses will magically unlock additional value.

We need a strategy that is grounded in reality, not wishful thinking. In the coming weeks, that is exactly what we will lay out for your consideration.

 Sincerely yours,

Carl Icahn Darwin Deason

*****

Additional Information and Where to Find it;
Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE "TRANSACTION") AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE "ANNUAL MEETING") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2018.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF XEROX SECURITIES, THE CONSIDERATION TO BE RECEIVED BY XEROX SHAREHOLDERS IN THE TRANSACTION AND CERTAIN ACTIONS THAT XEROX'S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. GIVEN XEROX'S HISTORY OF INADEQUATE PUBLIC DISCLOSURE, THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. XEROX'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF XEROX SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING XEROX WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Xerox's public filings, including the public filings related to the Transaction. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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